NEWS RELEASE

Contact:	Alliance Data	Spiegel/Newport News
	Ed Heffernan	Sonya Hartland
	Analysts/Investors	Public Relations
	972.348.5191	212.916.8331
	eheff@alldata.net	sonya_hartland@spiegel.com

Shelley Whiddon — Media
972.348.4310
swhiddon@alldata.net
ALLIANCE DATA SIGNS LONG-TERM AGREEMENTS WITH CATALOG
RETAILERS SPIEGEL AND NEWPORT NEWS TO PROVIDE INTEGRATED
CO-BRAND CREDIT CARD PROGRAMS
Agreements Mark An Expansion of Existing Relationship; Programs Will Augment Spiegel and Newport
News’ Existing Private Label Credit Card Programs
DALLAS, Texas, Dec. 8, 2005 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced that it has signed long-term agreements with Spiegel Catalog and Newport News to provide co-brand credit card programs for both Spiegel and Newport News brands through 2013. The agreements expand the relationship with Spiegel and Newport News by adding a co-brand solution to the existing private label credit card programs Alliance Data is providing for each brand’s catalog and online channels. Spiegel is a leading specialty retailer of women’s fashions and home furnishings, and Newport News also markets women’s apparel and accessories.
Under terms of the agreements, Alliance Data will provide account acquisition and activation, receivables funding, credit authorization, card issuance, statement generation, loyalty marketing services, remittance processing, and customer service functions. The co-brand credit card program will complement the retailers’ existing private label credit card programs, providing select customer segments with an alternate card choice. As is consistent with the private label credit card program, the co-brand offering will be targeted to customers that meet Alliance Data’s traditional credit quality standards. Additionally, the co-brand credit card programs offer a points-based rewards program where account holders earn points for every dollar spent when shopping through Spiegel and Newport News, as well as for purchases made outside the brands. Those points can be redeemed for merchandise.
Geralynn Madonna, president and chief executive officer of Spiegel and Newport News, said, “Our private label card programs, provided in partnership with Alliance Data since 2003, have been proven to drive sales for our retail brands. The addition of co-brand cards will allow us to further expand our existing card programs, providing select customer groups with another card and rewards program choice that may be more appealing to them. Alliance Data’s unique customer- and retailer-driven approach to co-brand, along with their expertise in marketing and customer care, will help us grow our overall credit card programs — private label and co-brand combined — for the greatest overall retail sales impact.”
“Spiegel and Newport News are both strong, well respected retail brands, and they understand the marketing impact and resulting sales growth derived from branded customer credit card programs,” said Ivan Szeftel, president of Retail Services for Alliance Data. “Co-brand cards are another opportunity to reach out to a segment of the customer base, and to deepen the level of engagement with those customers by providing relevant marketing and rewards.”
About Alliance Data
Alliance Data (NYSE:ADS) is a leading provider of transaction services, credit services and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,500 associates at 35 locations in the United States and Canada. For more information about the company, visit its web site, www.AllianceDataSystems.com.

About Spiegel
Long before online shopping sites presented endless merchandise to consumers at the click of the mouse, Spiegel offered consumers a world of products with just the turn of a page. Founded in 1865, Spiegel has provided catalog concepts to its customers since 1905 and e-commerce since 1995. Offering the benefits of shopping via a variety of channels, including its trademark “big book” semiannual catalogs, specialty catalogs, and e-commerce site, www.spiegel.com, Spiegel is the Idea Resource for dressing and decorating with style providing quality and convenient shopping for its busy customers. Spiegel, a wholly owned subsidiary of Spiegel Brands, is headquartered in New York, NY with operations in Hampton, Va.
About Newport News
Newport News combines a youthful, feminine, spirited image with versatility, comfort and affordability that empowers every woman to express her unique style. For more than 35 years Newport News has offered the benefits of shopping through its specialty catalogs and with the launch of www.newport-news.com, its e-commerce site in 1999, the company continues to give women an exciting, unique and informative shopping experience. Newport News is a wholly owned subsidiary of Spiegel Brands, Inc.
Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.
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